Exhibit 10.23
NVENT ELECTRIC 2018 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the notice of grant (the “Grant Notice”) and this Restricted Stock Unit Award Agreement, including any country-specific terms in the applicable addendum hereto (the “Addendum”) (together, this “Award Agreement”), nVent Electric plc (the “Company”) has granted to you Restricted Stock Units (“RSUs”) with respect to the number of ordinary shares of the Company (“Shares”) specified in the Grant Notice. Capitalized terms not defined in this Award Agreement but defined in the nVent Electric plc 2018 Omnibus Incentive Plan, as may be amended or restated from time to time (the “Plan”) shall have the same definitions as in the Plan. Unless you decline this Award Agreement within 90 days, you agree to be bound by all of the provisions contained in this Award Agreement and the Plan.

1.Vesting. Except as otherwise provided in the Plan or this Award Agreement, the RSUs will vest as provided in the Grant Notice.

2.Settlement of RSUs. The Company shall deliver to you a whole number of Shares equal to the number of RSUs (if any) that vest pursuant to this Award Agreement, subject to withholding of any Tax-Related Items (as defined in Section 7 below). Such delivery shall take place as soon as administratively practicable following the vesting date, but in no event more than 30 days after the applicable vesting date.

Notwithstanding the foregoing, if you are resident or provide services outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of:

(a) a cash payment in an amount equal to the Fair Market Value of the Shares as of the vesting date that correspond to the number of vested RSUs, to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require you, the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in your country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or any of its Affiliates or (iv) is administratively burdensome; or

(b) Shares, but require you to sell such Shares immediately or within a specified period following your termination of service (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such Shares on your behalf).

3.No Fractional Shares. Only whole Shares will be issuable pursuant to the RSUs; any fractional Share otherwise issuable under the RSUs will be rounded up to the nearest whole Share.

4.Effect of Termination of Service. Unless otherwise provided in the Grant Notice or the Plan, in the event of termination of your service with the Company or any of its Affiliates for any reason (whether voluntarily or involuntarily), all your unvested RSUs will be cancelled and forfeited. Exceptions are made for termination of service due to death,

Retirement, Disability or a Covered Termination, in accordance with the terms of the Plan.

For purposes of the RSUs, your service will be considered terminated as of the date you cease active service with the Company or any of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company in its sole discretion, your right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any). The Company shall have the exclusive discretion to determine when you have ceased active service for purposes of your RSU grant (including whether you may still be considered to be providing services while on a leave of absence).

5.Dividend Equivalent Units. If, after the Date of Grant and prior to the date on which the RSUs are settled, both a record date and payment date with respect to a cash dividend or cash distribution (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then, on the date on which such dividend is paid to Company shareholders, you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding RSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional RSUs (determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time, as the RSUs to which they are attributable.

6.Change of Control.

6.1 Assumption or Replacement. Upon a Change of Control, to the extent the purchaser, successor or surviving entity (or parent thereof) (the “Survivor”) so agrees, then, without your consent (or the consent of any other person with rights in this Award Agreement), the RSUs shall be continued, or assumed or replaced with the same type of award with similar terms and conditions, by the Survivor (such continued, assumed or replacement award, the “Replacement Award”), except that:

(a)    Each Replacement Award shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities that would have been issuable to you upon the consummation of such Change of Control had the RSUs been vested immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the RSUs to preserve their value shall be made.

(b)    If the securities to which any Replacement Award relates are not listed and traded on a national securities exchange, then (1) you shall be provided the election, upon exercise or settlement of the Replacement Award, to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value of the securities that would have otherwise been issued and (2) for purposes of determining such fair value, no reduction shall be taken to reflect a discount for lack of marketability, minority interest or any similar consideration.

(c)    Each Replacement Award shall provide that, if you experience a “Change of Control Termination” (as defined below), then such Replacement Award shall vest in full or be deemed earned in full (assuming any applicable performance goals were met at target) effective on the date of such termination. In the event of any other termination of employment or service within two years after a Change of Control that is not a Change of Control Termination, the terms of Section 4 of this Award Agreement shall apply to the Replacement Award. A “Change of Control Termination” means a termination of your employment or service within two years following the Change of Control as a result of any of the following: (A) the Survivor terminates your employment or service without Cause, (B) your employment or service terminates by reason of your death or disability, or (C) you terminate your employment or service for “good reason” but only if, as of immediately prior to the Change of Control, you have in effect an employment, retention, change of control, or award agreement that contemplates termination of your employment or service by you for “good reason.”

6.2 No Assumption or Replacement. To the extent the Survivor does not assume the RSUs or issue replacement awards as provided in Section 6.1 (including, for the avoidance of doubt, by reason of your termination of employment or service in connection with the Change of Control), then:

(a)    To the extent you have an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate then in effect that provides for more favorable treatment to you than the provisions of this Section 6.2, such agreement shall control.

(b)    In all other cases, unless provided otherwise by the Administrator prior to the Change of Control, in the event of a Change of Control, if you are employed by or in the service of the Company or an Affiliate at such time, then the RSUs shall become immediately and fully vested.

7.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate that employs you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from the Shares to be delivered upon settlement of the RSUs that number of Shares having a Fair Market Value equal to the amount required by law to be withheld; or (iv) permitting you to tender back to the Company a number of Shares delivered upon settlement of the RSUs or Shares previously owned by you having a Fair Market Value equal to the amount required by law to be withheld. For purposes of the foregoing, no fractional Share will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Notwithstanding the foregoing, if you are a Section 16 Participant, your withholding obligations shall be satisfied as described in clause (iii) above, unless the Committee approves another form of payment for such Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount from the relevant taxing authority in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon vesting of the RSUs, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Administrator have been made in connection with the Tax-Related Items. You will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.

8.Recoupment. The RSUs (and any compensation paid or Shares issued under the RSUs) are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy or practice otherwise required by applicable law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

9.Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement. As a condition to the receipt of the RSUs, you expressly agree to the terms and conditions in the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A. Except as otherwise provided in Exhibit A, any violation of the terms and conditions of Exhibit A will result in a rescission of the RSUs made under this Award Agreement and a forfeiture of rights you have with respect thereto, in addition to any remedies available to the Company under Section 5 of Exhibit A.

10.Securities Law Compliance. The grant of the RSUs and the issuance of Shares are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of this Award Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection with the RSUs. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or requirements.

11.Transferability. The RSUs shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than transfer by will or by the laws of descent and distribution, unless otherwise determined by the Committee in accordance with the terms of the Plan. All rights with respect to the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative or permitted transferee.

12.Shareholder Rights. You shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until Shares (if any) are issued upon settlement of the RSUs. Prior to actual payment of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

13.Insider Trading and/or Market Abuse. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.

14.Code Section 409A. For U.S. taxpayers, it is the intent that the RSUs as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the short-term deferral period exemption and are otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” as of the date of your “separation from service” (as those terms are defined in the Plan or Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, but only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on you in respect of the Shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or settlement of RSUs provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or settlement of RSUs provided for under this Award Agreement. The Company will have no liability to you or any other party if the RSUs, the delivery of Shares upon settlement of the RSUs or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.

15.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. You also agree that all online acknowledgements shall have the same force and effect as a written signature.

16.Nature of Grant. In accepting the RSUs, you acknowledge and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b) the Plan is operated by and the RSUs are granted solely by the Company and only the Company is a party to this Award Agreement; accordingly, any rights you may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, your Employer);

(c) no Affiliate (including, but not limited to, your Employer) has any obligation to make any payment of any kind to you under this Agreement;

(d)    the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

(e)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(f)    your participation in the Plan is voluntary;

(g)    the RSUs and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company, any of its Affiliates or the Employer, as applicable, to terminate your employment or service relationship (as otherwise may be permitted under local law);

(h)    the RSUs and the Shares, and the income and value of the same are not intended to replace any pension rights or compensation;

(i)    the RSUs and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;

(j)    the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law, and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates, or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer, from any such claim;

(l)    the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)    if you are employed or providing services outside of the United States, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

17.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other RSU grant materials by and among, as necessary and applicable, the Company or any of its Affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 16 and the Company’s existing policies and/or data protection charters, the terms of this Section 16 will prevail with respect to issues related to the RSUs and the Plan.

You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity Stock Plan Services LLC and its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity Stock Plan Services LLC and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.

For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

18.Not a Public Offering. If you are a resident outside of the United States, the grant of the RSUs is not intended to be a public offering of securities in your country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

19.Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Award Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

21.Repatriation; Compliance with Law. If you are resident or provide services outside the United States, you agree to repatriate all payments attributable to Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of service, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of service, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of service, if different).

22.Addendum. Notwithstanding any provisions in this Award Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Addendum to this Award Agreement, as set forth in Exhibit B. Moreover, if you transfer to one of the countries included in such Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum constitutes part of this Award Agreement.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Notices. Any notices provided for in the Grant Notice, this Award Agreement or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

25.Governing Plan Document. The RSUs are subject to the Grant Notice, this Award Agreement and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Grant Notice, this Award Agreement and those of the Plan, the provisions of the Plan shall control. By accepting the RSUs, you confirm that you have read and understood the Award Agreement, the Plan, the Plan prospectus and related information provided to you and that you accept the terms of those documents accordingly.

26.Administrator Authority. You expressly understand that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Award Agreement and the Plan, and that any interpretation or determination made by the Administrator under the Award Agreement or the Plan, will be final, binding and conclusive.

27.Governing Law and Venue. The RSUs and the provisions of this Award Agreement are governed by, and subject to, the laws of the state of Minnesota, U.S.A. without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the United States

District Court for the District of Minnesota or any of the courts of the state of Minnesota, U.S.A.

28.Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

29.Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

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EXHIBIT A

NVENT ELECTRIC PLC CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT

As a result of your intimate familiarity with proprietary and confidential information of the Company or an Affiliate, in consideration of the grant of this award, you agree to the restrictions set forth below. Except as provided in Exhibit A-1 attached hereto, any violation of these provisions will result in a rescission of the RSUs made under the Award Agreement and a forfeiture of any rights you have with respect thereto, as well as the remedies that are described in Section 5 hereof. You are advised to consult with your personal attorney prior to agreeing to the provisions of this Exhibit A.

1.Confidentiality. You agree that you will treat during employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company or any of its Affiliates. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

To the extent required by applicable state law, upon your termination of employment, your confidentiality obligation shall be limited to a period of 12 months (24 months, if you are a Section 16 Participant at the time of your termination of employment); provided that your confidentiality obligations with respect to the trade secrets of the Company or any of its Affiliates shall remain in effect for so long as the trade secrets constitute trade secrets under the applicable law.

2.Non-Solicitation. You agree that, for a 12 month period (24 month period, if you are a Section 16 Participant at the time of your termination) following your termination (voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, (a) solicit competitive business from any customer of the Company or its Affiliates with whom you had direct contact or about whom you had access to confidential information, or (b) solicit any employee of the Company or its Affiliates for whom you had direct or indirect managerial or supervisory responsibilities or about whom you obtained confidential information during the 12 months preceding your termination date (a “Covered Employee”) for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such Covered Employee to leave their employment.

You agree that engaging in any of the following activities will be a violation of the above paragraph: (1) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker any Covered Employee; (2) participating in the recruitment of any Covered Employee; (3) serving as a reference for a Covered Employee; (4) offering an opinion regarding the candidacy of a Covered Employee as a potential employee, independent consultant or contingent worker; (5) assisting or encouraging any third party to pursue a Covered Employee for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any Covered Employee to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.

3.Non-Competition. You agree that, for a 12 month period (24 month period, if you are a Section 16 Participant at the time of your termination following your termination (voluntary or involuntary) from the Company or its Affiliates, you will not, for yourself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, shareholder, officer, volunteer, intern, or any other similar capacity, to a Competitor. Notwithstanding the prior sentence, you are not prohibited from providing services to a Competitor if: (i) the duties and services provided by you to the Competitor are not, in whole or in part, substantially similar to the duties and services you provided to the Company or its Affiliates; and (ii) the duties and services provided by you to the Competitor are not reasonably likely to cause you to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company or its Affiliates. Nothing in this Award Agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation. For purposes hereof:

(i)    “Competitor” means any business operating within the Restricted Territory (as defined below) which competes in the same industry(ies) as those in which you worked during your final twenty-four (24) months of employment (or your entire period of employment, if less than twenty-four (24) months) with the Company or an Affiliate (the “Business”) and which (A) offers products and services within the Restricted Territory that are comparable to the products and services offered by the Business, or which the Company or an Affilate took material steps to offer during your final twenty-four (24) month period of employment with the Company or an Affiliate, and whose primary customer and product focus, scope and method of delivery is competitive with or substantially similar to that of the Business or (B) offers products and services within the Restricted Territory that are comparable to the products and services offered by the Business to any customer or prospective customer of the Company or an Affiliate with which you were involved or about which you had or were provided access to Confidential Information during the twelve (12) month period preceding your date of termination.

(ii)    “Restricted Territory” means each country in the world in which the Company or an Affiliate conducted the Business or had taken material steps to begin conducting the Business, in each case within the twenty-four (24) month period preceding your termination date.

4.Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

5.Effect of Breach. By accepting the RSUs, you agree that in light of the award conferred to you under this Award Agreement, the narrow and restrictive covenants imposed above are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this Award Agreement will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this Award Agreement, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of this Award Agreement, including, but not limited to, the cash or Shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in brining any action against you or otherwise to enforce the terms of this Award Agreement.

Exhibit A -1 to the Confidentiality, Non-Competition,
Non-Solicitation And Non-Disparagement Agreement

[STATE-SPECIFIC TERMS AND CONDITIONS]

EXHIBIT B

ADDENDUM TO NVENT ELECTRIC PLC 2018 OMNIBUS PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

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